Exhibit 10.1

SAGENT PHARMACEUTICALS, INC.

AND

CHENGDU KANGHONG PHARMACEUTICALS (GROUP) CO. LTD

SHARE PURCHASE AGREEMENT

DATED APRIL 30, 2013

SPA	KSCP

SPA	KSCP

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is entered into on April 30, 2013 between:

CHENGDU KANGHONG PHARMACEUTICALS (GROUP) CO. LTD (the “Selling Shareholder”), a company duly incorporated and existing under the laws of People’s Republic of China, having its business address at No. 36 Shuxi Road, Jinniu District, Chengdu City, Sichuan Province, China,

and

SAGENT PHARMACEUTICALS, INC. (the “Buyer”), a company duly incorporated and existing under the laws of Delaware, having its business address at 1901 North Roselle Road, Suite 700, Schaumburg, IL60195.

Whereas:

A.	In December 2006, the Selling Shareholder and the Buyer jointly established KANGHONG SAGENT (CHENGDU) PHARMACEUTICAL CORPORATION LIMITED (“KSCP”), a Sino-foreign joint venture company under the laws of the PRC, with its registered address at Suite 302, Building 2, 8 Kexin Road, West Zone, Chengdu High Technology Industrial Development Zone, Sichuan, China. KSCP has total registered capital of FIFTY MILLION US DOLLARS (US$50,000,000). The Selling Shareholder and the Buyer each holds 50% shareholding in KSCP representing TWENTY-FIVE MILLION US DOLLARS (US$25,000,000) registered capital of KSCP.

B.	Both parties have negotiated and agreed to the sale of the 50% shareholding in KSCP held by the Selling Shareholder to the Buyer subject to the terms and conditions set forth in this Agreement. After the sale, the Selling Shareholder will no longer hold any equity or other interest in KSCP. now it is hereby agreed as follows:

Article 1 Definitions

1.1	In this Agreement the following terms have the meanings given to them in this Clause 1.1, except where the context requires otherwise:

SPA	KSCP

Affiliated Party	means an enterprise or an entity that directly or indirectly controls a Party or is directly or indirectly controlled by a Party, or is under direct or indirect common control with such Party. “Control” shall mean the ownership of more than fifty percent (50%) of the registered capital of an enterprise or an entity;

Agreement	means the full text herein, all the exhibits and all other documents which the Parties agree to be exhibited herewith;

AIC	means Chengdu Hi-Tech Zone Administration for Industry and Commerce, the governing registration authority of KSCP;

Approving Authority	means The Chengdu Hi-Tech Industrial Development Zone Bureau of Investment Services;

Approval	Means the approval granted by the Approving Authority in respect of this Agreement and the Transaction;

Completion of Transaction	means the actual occurrence of the registration with the AIC in respect of the Transaction. The date when the registration at the AIC is completed, the Transaction shall be deemed completed (the “Completion Date of Transaction”);

Day	means calendar day;

Disputes	means any disputes arising between the Parties in connection with this Agreement, including but not limited to the existence, construction, interpretation, validity, or performance of this Agreement;

Encumbrances	means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, claim, right, interest or preference granted to any third party, or any other encumbrance or security interest of any kind (or an agreement or commitment to create any of the same), however the options to purchase the Incentive Shares granted according to KSCP 2007 Employee Stock Option Plan shall be excluded;

SPA	KSCP

Escrow Account

means the escrow account opened by the Buyer at HSBC Bank (China) Company Limited Chengdu Branch

Account name: [SAGENT PHARMACEUTICALS, INC.]

Account number: [TO BE PROVIDED BY HSBC]

Account opening bank: HSBC Bank (China) Company Limited Chengdu Branch;

Escrow Agent	means HSBC Bank (China) Company Limited;

Escrow Agreement	means that certain Escrow Agreement, dated April 25, 2013, by and between the Parties and the Escrow Agent;

Option to Purchase the Incentive Shares	According to KSCP 2007 Employee Stock Option Plan, shareholders of KSCP (the Parties) agreed to set aside 5% of the equity interests in KSCP as the Incentive Shares (the Selling Shareholder 2.5% and the Buyer 2.5%). In 2007, KSCP’s registered capital was TWENTY-EIGHT MILLION US DOLLARS (US$28,000,000), in total there are 1,400,000 Incentive Shares with each share representing US$1.00 in the registered capital of KSCP (the Buyer holds 700,000 Incentive Shares and the Selling Shareholder holds 700,000 Incentive Shares as “nominee shareholders”). The option holders cannot become the registered shareholder of KSCP upon option exercise i.e. the purchase of the vested Incentive Shares. The relevant Incentive Shares will be held under the current shareholders’ names as nominee shareholders and the relevant option holders who purchase the Incentive Shares vested, shall be the beneficiary owner indirectly holding KSCP’s equity interests. The relevant details have been set forth in the Option Allocation List which is attached to this Agreement as Exhibit 1;

Party	means the Selling Shareholder or the Buyer;

Parties	means collectively the Selling Shareholder and the Buyer;

PRC	means the People’s Republic of China, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan;

SPA	KSCP

Purchase Price	means the purchase price for the Shares as provided in Article 3.1 of this Agreement;

Shares	means the entire 50% shareholding in KSCP, representing fully paid registered capital of TWENTY-FIVE MILLION US DOLLARS (US$25,000,000), together with all rights and interests associated therewith lawfully held by the Selling Shareholder;

Share Pledge Agreement	means that certain Share Pledge Agreement, dated as of the same date hereof, by and between the Parties;

Signing Date	Means April 30, 2013;

Transaction	means the share transfer contemplated by this Agreement;

USD or US$	means the US currency;

Working Day	means normal business day of the week excluding weekend and any public holiday in China or the US.

1.2	In this Agreement, unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include every gender. Headings are inserted for reference only and shall be ignored in construing this Agreement. In this Agreement, unless otherwise provided or the context requires otherwise, references to the contract, the agreement or the document shall mean the contract, the agreement or the document as modified, supplemented or superseded from time to time; and references to articles, clauses and exhibits shall refer to the articles and clauses in or exhibits to this Agreement.

Article 2 Sale and Purchase of the Shares

2.1	Subject to the terms and conditions hereof, the Selling Shareholder hereby agrees to sell and deliver the Shares, free and clear of any Encumbrances, to the Buyer.

2.2	The Buyer hereby agrees to buy the Shares from the Selling Shareholder as further set out below at the Purchase Price and subject to the terms and conditions hereof.

2.3	Upon the Completion of Transaction, KSCP shall be converted from a Sino-foreign joint venture company (“JV”) to a wholly foreign-owned enterprise (“WFOE”), 100% owned by the Buyer.

SPA	KSCP

The shareholding ratio in KSCP, as of the date hereof and immediately after the Completion of Transaction, has been set forth in below table:

	Current	Post-Transaction
The Buyer	50%	100%
The Selling Shareholder	50%	0%

Article 3 Purchase Price and Payments

3.1	The purchase price for the Shares is Twenty Five Million US Dollars (US$ 25,000,000.00) (the “Purchase Price”) payable on the terms set forth in Section 3.3 of this Agreement. The Parties agree that the Purchase Price shall be in US dollars. Both Parties acknowledge and agree that the Purchase Price is the sole and fixed amount to be paid by the Buyer to the Selling Shareholder, and neither the Buyer nor any of its affiliates (including KSCP) shall be responsible for any future or additional payment to the Selling Shareholder with respect to the Transaction under this Agreement.

3.2	Each Party shall be responsible for payment of any taxes or other governmental charges or levies, imposed on such Party in accordance with the applicable laws in connection with the Transaction.

Each Party and KSCP shall be responsible for payment of all relevant expenses and fees (including but not limited to the financial costs, bank charges, travel expenses and professional fees, etc) incurred by such Party or KSCP, as applicable, in connection with the Transaction, unless otherwise agreed by the Parties in the Escrow Agreement.

3.3	The Buyer shall direct the payments of the Purchase Price as follows:

3.3.1

First Payment: US$ 10,000,000 shall be wired out by the Buyer to the Escrow Account on the Signing Date; On the conditions that (1) the Transaction has been approved by the Approving Authority (2) the whole set of documents required for the relevant AIC registration (the list of such documents has been attached to this Agreement as Exhibit 2) have been duly prepared and executed by

SPA	KSCP

the relevant Parties (3) all the chops, books and records of KSCP (the list of such documents and items has been attached to this Agreement as Exhibit 3) have been fully delivered to an employee of KSCP designated by the Buyer (4) the Special FCY Account of Domestic Assets Realization has been duly established by the Selling Shareholder, in accordance with the Escrow Agreement, both Parties shall execute the Release Notice (as such term defined in the Escrow Agreement) to the Escrow Agent dictating the release of the First Payment from the Escrow Account to the Special FCY Account of Domestic Assets Realization duly opened by Kanghong.

3.3.2	Second Payment: US$ 2,500,000 on or prior to December 31, 2013; Third Payment: US$ 3,500,000 on or prior to September 30, 2014; and Fourth Payment: US$ 9,000,000 on or prior to September 1, 2015.

Once the Approval is granted and the First Payment is released from the Escrow Account to the Special FCY Account of Domestic Assets Realization duly opened by the Selling Shareholder as provided in section 3.3.1, the Buyer shall strictly and unconditionally comply with the Second, Third and Fourth Payments as set forth in this section 3.3.2 which shall not be subject to any other approval from the Approving Authority.

Article 4 Conditions Precedent

The Completion of Transaction contemplated by this Agreement shall be subject to the following conditions precedent:

4.1	All necessary or required consents and approvals from relevant corporate bodies of the Selling Shareholder authorizing the Completion of Transaction contemplated by this Agreement have been obtained by the Selling Shareholder;

4.2	All necessary or required consents and approvals from relevant corporate bodies of the Buyer authorizing the Completion of Transaction contemplated by this Agreement have been obtained by the Buyer;

4.3	The Parties’ respective representatives and warranties in Article 6 shall be true and correct as of the Completion Date of Transaction as if given on such date immediately prior to the Completion of Transaction;

SPA	KSCP

4.4	If there are any required third-party consents to be obtained by the Selling Shareholder in connection with the Transaction, such consents have been obtained and are valid and effective and in a form reasonably acceptable to the Buyer;

4.5	The Board of Directors of KSCP has passed resolutions approving the Transaction in accordance with the terms and conditions of this Agreement and related matters;

4.6	The Approving Authority has approved the Transaction; and

4.7	The Buyer has fully and timely paid the First Payment according to section 3.3.1 of this Agreement, and the Share Pledge Agreement has been duly signed by the Parties and approved by the Approving Authority.

When the above conditions precedent are satisfied and the changes related to the Transaction are registered at the AIC, the Transaction shall be deemed consummated and completed.

Article 5 Undertakings

5.1	The Selling Shareholder hereby undertakes:

5.1.1	To endeavor to assist KSCP to apply for the necessary approvals in the PRC required for the Transaction;

5.1.2	To endeavor to assist KSCP to register the changed shareholding and other changes related to the Transaction with the AIC;

5.1.3	To instruct its appointed directors to vote for the Transaction at the board meeting of KSCP;

5.1.4	To withdraw its appointed directors from KSCP’s Board of Directors which shall be effective immediately upon Completion of Transaction; during the period from the date the Transaction has been approved by the Approving Authority to the Completion Date of Transaction, to arrange a proxy authorizing the Buyer’s designee directors to exercise all the powers of the designee directors of the Selling Shareholder.

SPA	KSCP

5.1.5	According to section 3.3.1 of this Agreement and the relevant provisions of the Escrow Agreement, to return all the chops, stamps, licenses, approval documents, certificates, permits, contracts, agreements and other documents which are the property of KSCP but are currently under the custody of the staff designated by the Selling Shareholder to the management staff of KSCP designated by the Buyer, and no photocopies or soft copies thereof shall be retained by the Selling Shareholder, except (1) the materials clearly listed in the Exhibit 4 attached to this Agreement, and (2) the relevant contracts, articles of association, agreements, approval documents, certificates and permits in respect of KSCP, originals or photocopies if the originals shall be delivered to the staff of KSCP designated by the Buyer, where the Selling Shareholder has been a contracting party up to the Completion Date of Transaction;

5.1.6	The Selling Shareholder and its Affiliated Parties shall not (either alone or jointly with another, either directly or indirectly) continue or be engaged in or invest in any Competing Business during a period of two (2) years commencing immediately after the Completion of Transaction. Competing Business means a business which involves any business the same as or substantially similar to those which have been carried out by KSCP as of the Completion Date of Transaction (in particular small molecule generic pharmaceuticals to be developed, manufactured, marketed, sold or being developed, manufactured, marketed, sold, in relation to or for the US market), except the aforesaid type of products that have been developed, manufactured, marketed or sold by the Selling Shareholder as of the date hereof which have been expressly listed in the Exhibit 5 attached to this Agreement.

5.1.7	The Selling Shareholder, and its Affiliated Parties, shall not within a period of two (2) years commencing immediately after the Completion of Transaction, directly or indirectly, solicit or endeavor to entice away from KSCP, offer employment to or employ, or offer or conclude any contract for services with, any person who was employed by KSCP at any time during the six (6) months immediately prior to the Completion Date of Transaction. The aforesaid non-solicitation restriction shall not apply to those persons assigned by the Selling Shareholder to KSCP during the establishment of KSCP and who continue to be employed by KSCP as of the date hereof, as listed on Exhibit 6 to this Agreement, the relevant employment contracts shall be duly terminated with KSCP and re-entered with the Selling Shareholder according to the applicable laws and regulations.

SPA	KSCP

5.2	The Buyer hereby undertakes:

5.2.1	To endeavor to assist KSCP to apply for the necessary approvals in the PRC required for the Transaction;

5.2.2	To endeavor to assist KSCP to register the changed shareholding and other changes related to the Transaction with the AIC;

5.2.3	To instruct its appointed directors to vote for the Transaction at the board meeting of KSCP;

5.2.4	To require KSCP to immediately apply to change its name, apply to change or cancel its registered trademark after the Completion of Transaction and following the change of name, KSCP’s name, trademark or any advertising shall no longer include or use “KangHong” or “KH”. The Buyer shall make all reasonable efforts to assist KSCP to complete the name change and trademark change within six (6) months after the Completion of Transaction;

5.2.5	To require KSCP to return the assets of the Selling Shareholder which are currently occupied or used by KSCP (the list of such assets is attached to this Agreement as Exhibit 7) immediately following the Completion of Transaction; and to make all reasonable efforts to ensure KSCP no longer occupies or uses any assets of the Selling Shareholder after the Completion of Transaction except as agreed by the Parties otherwise;

5.2.6	After the Completion of Transaction, the Selling Shareholder is entitled to keep and use the technical data, information and materials which have been developed or used by KSCP in its R&D, manufacturing or operationto the extent specifically identified on Exhibit 4 attached to this Agreement. The Selling Shareholder may independently develop new technologies based on such data, information and materials in the future, in such case, the Selling Shareholder shall have the relevant intellectual property rights of the newly developed technologies.

SPA	KSCP

5.3	Both Parties agree and undertake to make all efforts to effectuate the registrations of the changes related to the Transaction with the AIC as promptly as practicable (but in no event later than [60] days) after the Signing Date.

Article 6 Representations and Warranties

6.1	Selling Shareholder’s Representations and Warranties to the Buyer:

6.1.1	The Selling Shareholder is the only legal and beneficial owner of the Shares and the Shares constitute 50% of the issued and registered share capital of KSCP. All Shares are fully paid up.

6.1.2	The Selling Shareholder has good and valid title to the Shares, free and clear of any and all Encumbrances. The Selling Shareholder is not a party to any option, warrant, purchase or offer or refusal right, contract, arrangement or understanding (other than this Agreement) that could require the Selling Shareholder to sell, transfer or otherwise dispose of the Shares (the options to purchase the Incentive Shares granted according to KSCP 2007 Employee Stock Option Plan shall be excluded).

6.1.3	Subject to the approval from relevant corporate bodies, the Selling Shareholder has the requisite power and authority to enter into and perform its obligations under this Agreement.

6.1.4	This Agreement and any other documents executed by the Selling Shareholder in connection with the Transaction, when entered into and delivered, shall constitute binding obligations of the Selling Shareholder and shall be enforceable against the Selling Shareholder in accordance with their respective terms.

6.1.5	The execution of and entering into, and the performance of, and compliance with, this Agreement and the Completion of Transaction contemplated hereby, will not violate any provision of the articles of association or other corporate governance documents of the Selling Shareholder, or conflict with, or result in a breach of, or constitute a default under any agreement between any third party, on the one hand, and the Selling Shareholder or KSCP, on the other hand, or result in the imposition of any Encumbrances on the Shares or any material assets of KSCP, and the Selling Shareholder is not required to obtain any third party’s prior consent in connection therewith (and if any such consent is necessary, the Selling Shareholder shall have obtained the same).

SPA	KSCP

6.1.6	To the best of its knowledge, KSCP is duly incorporated, organized and validly existing in accordance with the PRC law.

6.1.7	There are no claims, actions, suits, litigations or other proceedings pending or, to the knowledge of the Selling Shareholder, threatened, which, if adversely determined, would reasonably be expected to prevent, materially impair or delay the Transaction or the performance of the Selling Shareholder’s obligations under this Agreement.

6.1.8	The Selling Shareholder does not own any assets that are used by KSCP and is not a party to any contracts, indebtedness or any other commercial arrangements with KSCP that will continue following the Transaction.

6.2	Buyer’s Representations and Warranties to the Selling Shareholder:

6.2.1	Subject to the approval from relevant corporate bodies, the Buyer has the requisite power and authority to enter into and perform its obligations under this Agreement.

6.2.2	This Agreement and any other documents executed by the Buyer, when entered into and delivered, will constitute binding obligations of the Buyer and will be enforceable against the Buyer in accordance with their respective terms.

6.2.3	There are no claims, actions, suits, litigations or other proceedings pending or, to the knowledge of the Buyer, threatened, which, if adversely determined, would reasonably be expected to prevent, materially impair or delay the Transaction or the performance of the Buyer’s obligations under this Agreement.

6.2.4	To the best of its knowledge, KSCP is duly incorporated, organized and validly existing in accordance with the PRC law.

6.3	Both Parties give the above representations and warranties to each other as at Signing Date and at Completion Date of Transaction (as of immediately prior to the Completion of Transaction).

SPA	KSCP

Article 7 Breach of Agreement

7.1	If any Party is in breach of any provision of this Agreement, including the representations, warranties or undertakings hereunder, the breaching Party shall indemnify the other Party for the losses suffered by the other Party as a result of such breach, and/or act timely to rectify such breach.

7.2	Any payments owing from the Selling Shareholder to the Buyer due to a breach of Selling Shareholder but not yet paid shall be applied as an offset to, and reduce the amount of, the next outstanding payment(s) of the Purchase Price, unless the Selling Shareholder has made the payment of the damages before the next payment due date of the Purchase Price.

7.3	Where the Buyer does not make the relevant due payment in a timely manner according to Article 3.3 of this Agreement, the Buyer shall be charged penalty interest for the delayed payment of 0.03% each day of the overdue payables until payment is made. Where the payment is overdue for more than thirty (30) days, the Selling Shareholder shall be entitled to excise its rights pursuant to and in accordance with the Share Pledge Agreement.

7.4	Except in the event of fraud or willful misconduct, the remedies provided in this Article are the exclusive remedies available to the Parties with respect to any breach of this Agreement by either of the Parties. In particular the Parties shall not be entitled to rescind the Agreement.

Article 8 Confidentiality

The terms of this Agreement and all the undisclosed information of KSCP are confidential and all disclosures made by the Parties must be regarded as confidential. Confidential information received by either Party, including all information related to KSCP except for any information that has been previously disclosed, must be kept strictly confidential to a standard not less than that which the receiving Party applies to its own confidential information and no less than reasonably expected. No announcement or other disclosure may be made concerning the contents of this Agreement or any ancillary matter except:

a)	as required by law or any regulatory authority; or

b)	with the prior written approval of other Party; or

c)	to a Party’s professional advisors.

SPA	KSCP

Article 9 No Assignment

Neither the Agreement nor any rights and/or interests according to this Agreement are assignable by either of the Parties without the prior consent of the non-assigning Party.

Article 10 Notice

10.1	Any notice or other correspondence under this Agreement between the Selling Shareholder and the Buyer (“Notice”) shall be made in writing (delivered personally, by post, fax or e-mail) and delivered to the notified party in accordance with the following address or number and shall constitute a valid notice only if the name of the contact person is specified:

the Selling Shareholder: CHENGDU KANGHONG PHARMACEUTICALS (GROUP) CO., LTD

Contact person: Yingmei He

Address: No.36 Shuxi Road, Jinniu District, Chengdu City, Sichuan Province

Postal code: 610036

Tel: +86 28 8751 7984

Fax: +86 28 8751 3956

Email: hym@cnkh.com

the Buyer: SAGENT PHARMACEUTICALS, INC.

Contact person: Michael Logerfo, EVP and Chief Legal Officer

Address: 1901 North Roselle Road, Suite 700, Schaumburg, IL 60195

Postal code: IL 60195

Tel: +1-847-908-1608

Fax: +1-847-908-1808

Email: mlogerfo@sagentpharma.com

If any of the above details are changed, the Party shall notify the other Party of the change in writing within seven (7) days in accordance with the foregoing notice requirements, otherwise, the notice sent to its original address or numbers shall be deemed as valid.

SPA	KSCP

10.2	The date and time of service of notices delivered as above shall be determined as follows:

a)	Any notice delivered personally shall be deemed as served when being signed by the recipient and not served without signature of the recipient;

b)	Any posted or couriered notice shall be delivered by way of registered mail, express mail or courier, and shall be deemed as served 48 hours after the receipt signature obtained from the recipient or the representative of the recipient (postponed accordingly in case of any public holidays);

c)	Any notice sent by fax or e-mail shall be deemed as served upon a delivery confirmation obtained. When the notice is sent on a public holiday, it shall be deemed as served on the first following Working Day.

Article 11 Governing Law and Dispute Resolution

11.1	This Agreement shall be governed by, interpreted under and construed in all respects in accordance with the PRC laws. If any part of this Agreement is held to be invalid or unenforceable, the unenforceable or invalid part shall be construed in accordance with applicable law to the greatest extent possible to reflect the original intent of the Parties, and the remainder of the provisions of this Agreement shall remain in full force and effect.

11.2	In the event that the Dispute cannot be resolved amicably, any Party may submit such Dispute to arbitration in Singapore by the International Chamber of Commerce (the “ICC”) in accordance with the rules of the ICC. The arbitral tribunal shall be composed of three (3) arbitrators. In accordance with ICC rules and procedures, the Selling Shareholder and the Buyer shall each be entitled to appoint one (1) arbitrator and the ICC shall appoint the third arbitrator as chairman who shall not be a national of the country of incorporation of either of the Selling Shareholder or the Buyer. All arbitral proceedings shall be conducted in both Chinese and English. Any award made by the arbitral tribunal shall be final and binding on the Parties who hereby exclude any right of appeal to any court which might otherwise have jurisdiction in respect of the matter. The Parties shall cause KSCP to comply with the arbitral award in case the enforcement of such arbitral award requires actions from KSCP.

SPA	KSCP

The costs of arbitration, including fees for legal counsel, shall be borne by the losing Party, unless otherwise determined by the arbitral award.

Article 12 Miscellaneous

12.1	Amendment. Except as otherwise provided herein, this Agreement shall not be amended, modified, cancelled or terminated except by a written instrument duly executed by each of the Parties.

12.2	Entireness. This Agreement constitutes the entire and definitive agreement between the Parties relating to the Transaction and supersedes all previous agreements, intent, negotiations and discussions between the Parties relating to the subject matter hereof.

12.3	The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other rights or remedies.

12.4	Language. Both Mandarin Chinese and English versions of this Agreement shall be executed with each version having the same legal effect. Both Parties shall not claim rights against another or make interpretations in favor of itself based on the difference between the Chinese and English versions. This Agreement is made in [16] originals, [8] in Chinese and [8] in English.

12.5	Effectiveness. This Agreement and its Exhibits shall be effective upon the Approval granted by the Approving Authority. Both Parties agree that the Approval from the Approving Authority shall be obtained within one (1) month after the Signing Date. If the Approval cannot be obtained during such time period, unless otherwise agreed in written by both Parties to extend such time limit, the Transaction shall be rescinded and there is no breach by any Party.

SPA	KSCP

SIGNATURE PAGE

IN WITNESS WHEREOF each of the Parties hereto has caused this Agreement to be executed by its duly authorized representative on the date first set forth above.

/s/ Zunhong Ke	/s/ James Hussey
Name: Zunhong Ke For and on behalf of	Name: James Hussey For and on behalf of
CHENGDU KANGHONG PHARMACEUTICALS (GROUP) CO. LTD	SAGENT PHARMACEUTICALS, INC.